Exhibit 10.16
SUBLEASE
THIS SUBLEASE (this “Sublease”) is entered into as of the 27 day of July, 2023, between ROUTE APP, INC., a Delaware limited liability company (“Sublandlord”), whose address is 1441 West Innovation Way, Suite 300, Lehi, UT 84043, and PATTERN INC., a Utah corporation (“Subtenant”), whose address is 1441 West Innovation Way, Suite 500, Lehi, UT 84043. (Sublandlord and Subtenant are referred to in this Sublease collectively as the “Parties” and individually as a “Party.”)
FOR THE SUM OF TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
1.    Definitions. As used in this Sublease, each of the following terms shall have the meaning indicated, and any term that is capitalized but not defined in this Sublease shall have the meaning set forth in the Lease (as defined below):
“Landlord” means Innovation Pointe Three, LLC, a Utah limited liability company.
“Lease” means the Lease, dated July 7, 2021, as amended on or after the date of this Sublease, entered into between Landlord, as landlord, and Sublandlord, as tenant, copies of which are attached as Exhibit A.
“Sublease Basic Monthly Rent” means $74,905.00 per month, with three percent (3%) annual escalations every January 1st through the Sublease Term.
“Sublease Commencement Date” means January 1, 2024.
“Subleased Premises” means Suite 300 on the 3rd floor of the office building located at 1441 West Innovation Way, Lehi, UT, consisting of approximately 25,975 usable square feet and approximately 29,962 rentable square feet, shown on the attached Exhibit B.
“Sublease Expiration Date” means the earlier of June 30, 2027 or the date on which the Lease is sooner terminated.
“Sublease Security Deposit” means $74,905.00.
“Sublease Term” means the period commencing on 12:01 a.m. of the Sublease Commencement Date and expiring at midnight of the Sublease Expiration Date.
“Subtenant’s Base Year” means calendar year 2024.
“Subtenant’s Base Year Operating Expenses” means Operating Expenses that are actually incurred in Subtenant’s Base Year, as adjusted in accordance with the Lease.
“Subtenant’s Occupants” means any assignee, subtenant, employee, agent, licensee or invitee of Subtenant.
“Subtenant’s Share of Operating Expenses” means an amount determined by multiplying all Operating Expenses payable by Sublandlord, as tenant, under the Lease during the period concerned by a fraction, the numerator of which is the rentable square feet of the Subleased Premises during the period concerned, and the denominator of which is the rentable square feet of the Premises during the period concerned, but only to the extent those Operating Expenses exceed Subtenant’s Base Year Operating Expenses on a per rentable square foot basis.
2.    Sublease. Subject to all the provisions of the Lease and this Sublease, Sublandlord subleases to Subtenant and Subtenant subleases from Sublandlord the Subleased Premises for the Sublease Term. Except as expressly limited by this Sublease, as between the Parties, Subtenant shall be responsible for, Subtenant assumes, and Subtenant shall timely pay and perform, all of Sublandlord’s obligations of payment and performance under the Lease with respect to the Subleased Premises only on and after the Sublease Commencement Date unless and until the Lease or the Sublease is terminated or expires. As between the Parties, Sublandlord shall be responsible for and shall assume and perform all of Landlord’s obligations under the Lease to the extent that they are not performed by Landlord. Except as expressly limited by this Sublease, with respect to the Subleased Premises only, Subtenant expressly agrees to be bound by the provisions of the Lease vis-a-vis Sublandlord to the full extent that Sublandlord is obligated to Landlord and Sublandlord expressly agrees to be bound by the provisions of the Lease vis-a-vis Subtenant to the full extent that Landlord is obligated to Sublandlord. To the extent of any inconsistencies between this Sublease and the Lease, this Sublease shall control as between the Parties, but not as between Sublandlord and Landlord, as to which the Lease shall control.
3.    Use. Subtenant shall use the Subleased Premises for general office purposes only and for no other use or purpose. In no event may the Premises be used:
(i)    as a call center; provided, however, that the prohibition of a call center shall not prohibit or limit any typical business or customer service telephone communication of the type currently conducted by Route App, Inc.;
(ii)    as an executive office suite operation;
(iii)    as a co-location, co-working, meeting, event center or café/coffee bar with short-term private office environments for shared collaboration, meeting and events; or
(iv)    to provide office suites or shared office workplaces for users and third parties servicing users and their respective employees, invitees and guests.
4.    Sublease Basic Monthly Rent. In full satisfaction of the obligation of Subtenant to pay the Basic Monthly Rent payable under the Lease, Subtenant covenants to pay directly to Sublandlord without abatement, deduction, offset, prior notice or demand the Sublease Basic Monthly Rent in lawful money of the United States in consecutive monthly installments at the address set forth above for Sublandlord or at such other place as Sublandlord may designate to Subtenant in writing, in advance, on or before the first day of each calendar month during the Sublease Term, commencing on the Sublease Commencement Date. If the Sublease Commencement Date occurs on a day other than the first day of a calendar month, on or before the Sublease Commencement Date the Sublease Basic Monthly Rent shall be paid for the initial fractional calendar month prorated on a per diem basis. If this Sublease expires or terminates on a day other than the last day of a calendar month, the Sublease Basic Monthly Rent for such fractional month shall be prorated on a per diem basis.
5.    Sublease Security Deposit. Concurrently with the execution of this Sublease, Subtenant shall deposit with Sublandlord the Sublease Security Deposit as security for the faithful performance by Subtenant under this Sublease. The Sublease Security Deposit shall be returned (without interest) to Subtenant (or, at Sublandlord’s option, to the last assignee of Subtenant’s interest under this Sublease) after the expiration of the Sublease Term or sooner termination of this Sublease and delivery of possession of the Subleased Premises to Sublandlord in accordance with Paragraph 17 of the Lease if, at such time, Subtenant is not in default under this Sublease. If Sublandlord’s interest in this Sublease is conveyed, transferred or assigned, Sublandlord shall transfer or credit the Sublease Security Deposit to Sublandlord’s successor in interest, and Sublandlord shall be released from any liability for the return of the Sublease Security Deposit, provided that such successor assumes Sublandlord’s obligations under this Sublease. Sublandlord may intermingle the Sublease Security Deposit with Sublandlord’s own funds, and shall not be deemed to be a trustee of the Sublease Security Deposit. If Subtenant fails to pay or perform in a timely manner any obligation under this Sublease, Sublandlord may, prior to, concurrently with or subsequent to, exercising any other right or remedy, use, apply or retain all or any part of the Sublease Security Deposit for the payment of any monetary obligation due under this Sublease, or to reasonably compensate Sublandlord for any other expense, loss or damage which Sublandlord may incur by reason of Subtenant’s failure, including any damage or deficiency in the reletting of the Subleased Premises. If all or any portion of the Sublease Security Deposit is so used, applied or retained, Subtenant shall immediately deposit with Sublandlord cash in an amount sufficient to restore the Sublease Security Deposit to the original amount within 10 days’ written notice to Subtenant of the same. Sublandlord may withhold the Sublease Security Deposit after the expiration of the Sublease Term or sooner termination of this Sublease until Subtenant has paid in full all amounts payable under this Sublease. The Sublease Security Deposit is not a limitation on Sublandlord’s damages or other rights under this Sublease, a payment of liquidated damages or prepaid rent and shall not be applied by Subtenant to the rent for the last (or any) month of the Sublease Term, or to any other amount due under this Sublease.
6.    Parking Stall Allocation; Signage. Subtenant shall have the use of 155 parking stalls, based on 6 parking stalls per 1,000 usable square feet of the Subleased Premises having 25,975 usable square feet, subject to Paragraph 19.1 of the Lease. Subtenant shall be entitled to Building standard signage on the Building interior directory and the entrance to the Subleased Premises, at Subtenant’s expense, subject to Paragraph 19.2 of the Lease.
7.    Operating Expenses. In addition to the Sublease Basic Monthly Rent, Subtenant covenants to pay directly to Sublandlord without abatement, deduction, offset, prior notice or demand Subtenant’s Share of Operating Expenses in lawful money of the United States at the address set forth above for Sublandlord or at such other place as Sublandlord may designate to Subtenant in writing, in advance, on or before the first day of each calendar month during the Sublease Term, commencing on the Sublease Commencement Date, in accordance with the applicable provisions of the Lease.
8.    Assignment. Subtenant shall not, either voluntarily or by operation of law, assign, transfer, mortgage, encumber, pledge or hypothecate this Sublease or Subtenant’s interest in this Sublease, in whole or in part, permit the use of the Subleased Premises or any part of the Subleased Premises by any persons other than Subtenant or Subtenant’s employees, or further sublease the Subleased Premises or any part of the Subleased Premises, without the prior written consent of Sublandlord and Landlord, which shall not be unreasonably withheld. Consent to any assignment or subleasing shall not operate as a waiver of the necessity for consent to any subsequent assignment or subleasing and the terms of such consent shall be binding on any person holding by, through or under Subtenant. At Sublandlord’s option, any assignment or sublease without Sublandlord’s prior written consent shall be void ab initio.
9.    Indemnity.
9.1.    Indemnity by Subtenant. Subtenant shall indemnify, defend and hold harmless Sublandlord, Landlord and their respective employees from and against all demands, claims, causes of action, judgments, losses, damages, liabilities, fines, penalties, costs and expenses, including attorneys’ fees, arising from either of the following:
(a)    the occupancy or use of any portion of the Property by Subtenant or Subtenant’s Occupants (including, without limitation, any slip and fall or other accident on the Property involving Subtenant or Subtenant’s Occupants), except to the extent caused by the indemnified person or their respective employees, agents or contractors; or
(b)    any Hazardous Materials deposited, released or stored by Subtenant or Subtenant’s Occupants on the Property.
If any action or proceeding is brought against any indemnified person by reason of any of the matters set forth in the preceding sentence that creates an obligation under the preceding sentence for Subtenant to defend, Subtenant, on written notice from Sublandlord or Landlord, shall defend the indemnified person at Subtenant’s sole cost and expense with competent and licensed legal counsel reasonably satisfactory to Sublandlord or Landlord or both, as applicable, but selected by Subtenant. The provisions of this Paragraph 9.1 shall survive the expiration of the Sublease Term or the sooner termination of this Sublease.
9.2.    Indemnity by Sublandlord. Sublandlord shall indemnify, defend and hold harmless Subtenant and Subtenant’s employees from and against all demands, claims, causes of action, judgments, losses, damages, liabilities, fines, penalties, costs and expenses, including attorneys’ fees, arising from either of the following:
(a)    the occupancy or use of any portion of the Property by or through Sublandlord or Sublandlord’s employees, agents or contractors (including, without limitation, any slip and fall or other accident on the Property involving Sublandlord or Sublandlord’s employees, agents or contractors), except to the caused by Subtenant or Subtenant’s Occupants; or
(b)    any Hazardous Materials deposited, released or stored by Landlord, Sublandlord or Landlord or Sublandlord’s employees, agents or contractors on the Property.
If any action or proceeding is brought against Subtenant or Subtenant’s employees by reason of any of the matters set forth in the preceding sentence that creates an obligation under the preceding sentence for Sublandlord to defend, Sublandlord, on written notice from Subtenant, shall defend Subtenant and Subtenant’s employees at Sublandlord’s sole cost and expense with competent and licensed legal counsel reasonably satisfactory to Subtenant, but selected by Sublandlord. The provisions of this Paragraph 9.2 shall survive the expiration of the Sublease Term or the sooner termination of this Sublease.
10.    Insurance. The insurance obtained by Subtenant pursuant to Paragraph 12 of the Lease shall name Sublandlord and Landlord and any other reasonable person specified from time to time by Sublandlord or Landlord as an additional insured, and shall contain a provision that Sublandlord, Landlord and any other additional insured, although named as an insured, shall nevertheless be entitled to recover under such policies for any loss sustained by Sublandlord, Landlord or their respective employees and agents as a result of the acts or omissions of Subtenant. Concurrently with the execution of this Sublease, Subtenant shall furnish Sublandlord and Landlord with certificates of coverage. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Sublandlord or Landlord may carry, and shall only be subject to such deductibles as may be approved in writing in advance by Sublandlord and Landlord. Subtenant shall, at least ten (10) days prior to the expiration of such policies or as soon thereafter as is reasonably practicable, furnish Sublandlord and Landlord with renewals of, or binders for, such policies.
11.    Default.
11.1.    Default by Subtenant. The occurrence of any of the following events shall constitute a default by Subtenant under this Sublease: (a) Subtenant fails to pay in a timely manner any installment of Sublease Basic Monthly Rent or any other sum due under the Lease or this Sublease within five (5) business days after written notice is given to Subtenant that the same is past due; (b) Subtenant fails to observe or perform in a timely manner any other term, covenant or condition to be observed or performed by Subtenant under the Lease or this Sublease within ten (10) business days after written notice is given to Subtenant of such failure; provided, however, that if more than ten (10) business days is reasonably required to cure such failure, Subtenant shall not be in default if Subtenant commences such cure within such ten (10) business day period and diligently prosecutes such cure to completion; or (c) Subtenant files a petition in bankruptcy, becomes insolvent, has taken against Subtenant in any court, pursuant to state or federal statute, a petition in bankruptcy or insolvency or for reorganization or appointment of a receiver or trustee, petitions for or enters into an arrangement for the benefit of creditors or suffers this Sublease to become subject to a writ of execution.
11.2.    Remedies. On any default by Subtenant under this Sublease, Sublandlord may at any time, without waiving or limiting any other right or remedy available to Sublandlord, (a) perform in Subtenant’s stead any obligation that Subtenant has failed to perform, and Sublandlord shall be reimbursed promptly for any cost incurred by Sublandlord with interest from the date of such expenditure until paid in full at the greater of (i) the prime rate then charged by Zions First National Bank, Salt Lake City (or any other bank designated by Sublandlord), plus four percent (4%), or (ii) twelve percent (12%) per annum (the “Interest Rate”), (b) terminate Subtenant’s rights under this Sublease by written notice, (c) reenter and take possession of the Subleased Premises by any lawful means (with or without terminating this Sublease), or (d) pursue any other remedy allowed by law. Subtenant shall pay to Sublandlord the reasonable cost of recovering possession of the Subleased Premises, the amount of any reasonable commissions paid by Sublandlord in connection with such reletting, and all other reasonable costs and damages arising out of Subtenant’s default, including attorneys’ fees and costs. Notwithstanding any termination or reentry, the liability of Subtenant for the rent payable under this Sublease shall not be extinguished for the balance of the Sublease Term, and Subtenant agrees to compensate Sublandlord on demand for any deficiency arising from reletting the Subleased Premises at a lesser rent than applies under this Sublease.

11.3.    Past Due Amounts. If Subtenant fails to pay when due any amount required to be paid by Subtenant under this Sublease, such unpaid amount shall bear interest at the Interest Rate from the due date of such amount to the date of payment in full. In addition, Sublandlord may also charge a sum of five percent (5%) of such unpaid amount as a service fee. This late payment charge is intended to compensate Sublandlord for Sublandlord’s additional administrative costs resulting from Subtenant’s failure to perform in a timely manner Subtenant’s obligations under this Sublease, and has been agreed on by the Parties after negotiation as a reasonable estimate of the additional administrative costs that will be incurred by Sublandlord as a result of such failure. The actual cost in each instance is extremely difficult, if not impossible, to determine. This late payment charge shall constitute liquidated damages and shall be paid to Sublandlord together with such unpaid amount. The payment of this late payment charge shall not constitute a waiver by Sublandlord of any default by Subtenant under this Sublease. All amounts due under this Sublease are and shall be deemed to be rent or additional rent, and shall be paid without abatement, deduction, offset, prior notice or demand (unless provided by the terms of this Sublease). Sublandlord shall have the same remedies for a default in the payment of any amount due under this Sublease as Sublandlord has for a default in the payment of Sublease Basic Monthly Rent.
12.    Possession. Sublandlord shall deliver possession of the Subleased Premises to Subtenant immediately following the execution of this Sublease in their “as is” condition.
13.    Consent of Landlord. This Sublease shall not be effective unless and until Landlord and the Parties enter into a Sublease Consent Agreement in the form attached as Exhibit C to the Lease.
14.    Attorneys’ Fees. If any action is brought to recover any rent or other amount under this Sublease because of any default under this Sublease, to enforce or interpret any of the provisions of this Sublease, or for recovery of possession of the Subleased Premises, the Party prevailing in such action shall be entitled to recover from the other Party reasonable attorneys’ fees (including those incurred in connection with any appeal), the amount of which shall be fixed by the court and made a part of any judgment rendered.
15.    Brokerage Commissions. Sublandlord is represented in this Sublease by Brandon Fugal and Angela Kroneberger at Colliers, and Subtenant is represented in this Sublease by Josh Smith at Colliers. Sublandlord has agreed to pay a commission in connection with the original term (only) of this Sublease to both such brokers pursuant to a separate agreement. Except as set forth in the foregoing portion of this Paragraph, Sublandlord represents and warrants that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Sublease based on any agreement made by Sublandlord. Sublandlord shall indemnify, defend and hold harmless Subtenant from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Sublease based on an actual or alleged agreement made by Sublandlord. Except as set forth in the foregoing portion of this Paragraph, Subtenant represents and warrants that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Sublease based on any agreement made by Subtenant. Except as set forth in the foregoing portion of this Paragraph, Subtenant shall indemnify, defend and hold harmless Sublandlord from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Sublease based on an actual or alleged agreement made by Subtenant.
16.    Notices. Any notice or demand to be given by either Party to the other shall be given in writing by express mail, Federal Express or mailing in the United States mail, postage prepaid, certified, return receipt requested and addressed to such Party as set forth at the outset of this Sublease. Either Party may change the address at which such Party desires to receive notice on written notice of such change to the other Party. Any such notice shall be deemed to have been given, and shall be effective, on delivery to the notice address then applicable for the Party to which the notice is directed; provided, however, that refusal to accept delivery of a notice or the inability to deliver a notice because of an address change that was not properly communicated shall not defeat or delay the giving of a notice.
17.    General Provisions. This Sublease shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the state of Utah. This Sublease may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document. Each exhibit referred to in, and attached to, this Sublease is an integral part of this Sublease and is incorporated in this Sublease by this reference. Landlord is a third-party beneficiary of any provisions in this Sublease running in favor of Landlord, and is entitled to enforce such provisions directly.
18.    Right of First Refusal. Any time during the Sublease Term, Sublandlord shall notify Subtenant in writing (“ROFR Notice”) of any third party (“Interested Party”) who expresses a bona fide offer in leasing the 2nd floor of Innovation Pointe III as evidenced by a proposed letter of intent, or similar document, submitted to Sublandlord by the Interested Party, which Sublandlord is willing to accept. For a period of ten (10) business days following Subtenant’s receipt of the ROFR Notice, Subtenant shall have the right (“ROFR”) to lease the First Refusal Space identified in the ROFR Notice by providing Sublandlord with written notice of such election (“Election Notice”). The failure of Subtenant to deliver the Election Notice to Sublandlord within such time period shall be deemed Subtenant’s waiver of such ROFR and Sublandlord shall be free to lease the First Refusal Space identified in the ROFR Notice, provided, that if Sublandlord shall fail to lease the First Refusal Space which is offered to Subtenant for a period of six (6) months, then Sublandlord shall again be obligated to deliver to Subtenant a ROFR Notice in accordance with the terms of this Paragraph 18. The ROFR shall be a continuous right of Subtenant, except as otherwise described herein. In the event the Subtenant exercises the ROFR, as detailed above, the same terms and conditions of this Sublease, will apply including the same Expiration Date as this Sublease.
19.    Fixtures, Furnishings and Equipment. In consideration of this Sublease between Sublandlord and Subtenant, Sublandlord does hereby grant, bargain, sell, transfer, assign and deliver to Subtenant, as of the Effective Date, all of Sublandlord’s right, title and interest in and to the fixtures, furnishings and equipment free and clear of all liens or encumbrances (the “FF&E”) located in the Subleased Premises. The Parties agree to enter into a Bill of Sale attached here as Exhibit D in which the FF&E is more particularly described.
[Remainder of page intentionally left blank; signatures on following page]

SUBLANDLORD AND SUBTENANT have executed this Sublease on the respective dates set forth below, to be effective as of the date first set forth above.

SUBLANDLORD:

ROUTE APP, INC., a Delaware limited liability company

By	/s/ Seann Birkelund

Print or Type Name of Signatory:
Seann Birkelund

Its	Chief Financial Officer

Date	7/27/2023

SUBTENANT:

PATTERN INC., a Utah corporation

By	/s/ David Wright

Print or Type Name of Signatory:

David Wright

Its	CEO

Date

EXHIBIT A
to
SUBLEASE

LEASE
Exhibit A-1

EXHIBIT B
to
SUBLEASE

SUBLEASED PREMISES
Exhibit B-1

EXHIBIT C
to
SUBLEASE

INTENTIONALLY OMITTED

EXHIBIT D
to
SUBLEASE

BILL OF SALE
THIS BILL OF SALE (“Bill of Sale”), made this 27 day of July 2023 (the “Effective Date”), from Route App, Inc., a Delaware corporation (“Sublandlord”) to Pattern Inc., a Utah corporation (the “Subtenant”).
In consideration of that certain Sublease Agreement between Sublandlord and Subtenant of even date herewith, Sublandlord does hereby grant, bargain, sell, transfer, assign and deliver to Tenant, as of the Effective Date, all of Sublandlord’s right, title and interest in and to the fixtures, furnishings and equipment (the “FF&E”) located on the third floor of the building commonly known as Innovation Pointe III, 1441 W Innovation Way, Lehi, Utah (the “Subleased Premises”). The FF&E is more particularly described on Exhibit A attached hereto.
TO HAVE AND TO HOLD the FF&E unto the Subtenant, its successors and assigns. Subtenant, by execution of this Bill of Sale, acknowledges that Subtenant has inspected the FF&E and is acquiring the FF&E “AS IS” and “WHERE IS,” without any warranty or representation from Sublandlord as to the condition of the FF&E, express or implied. This instrument shall be construed in accordance with the laws of the State of Utah.
SUBLANDLORD SPECIFICALLY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE FF&E.
This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Electronically transmitted and signed copies of this Bill of Sale utilizing electronic signature technology (i.e., DocuSign) shall be binding on the parties.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Subtenant and Sublandlord have caused this instrument to be signed as of the day and year first above written.

SUBLANDLORD:
ROUTE APP, INC.

By:	/s/ Seann Birkelund

Name:	Seann Birkelund

Title:	Chief Financial Officer

SUBTENANT:

PATTERN INC.

By:	/s/ David Wright

Name:	David Wright

Its	CEO

EXHIBIT A
INVENTORY OF FF&E